Exhibit 99.1

SOURCES AND USES OF FUNDS AND PRO FORMA CAPITALIZATION

The table below sets forth the estimated sources and uses of funds in connection with certain transactions in connection with the Merger, assuming they occurred on March 31, 2019 and based on estimated amounts outstanding on that date. The actual amounts are subject to adjustments and may differ from the estimated amounts shown below depending on several factors, including, among others, the share price of our common stock, the number of shares of Celgene common stock and other Celgene equity awards outstanding on the closing date of the Merger, accrued interest on our indebtedness subsequent to March 31, 2019, changes made to the sources of the contemplated financings and differences from our estimated fees and expenses. The table below does not include the CVRs that we intend to issue in connection with the Merger as part of the consideration thereof at an exchange ratio of one CVR for each share of Celgene common stock. If the Merger is consummated, each CVR holder will be entitled to receive a one-time potential payment of $9.00 per CVR if the U.S. Food and Drug Administration approves three Celgene products for a specified set of indications; the CVR payment will only be paid if all three products are approved in the appropriate time and we expect to pay it with ongoing cash flow. You should read the following together with the information included under the captions “Summary—The Merger,” “Capitalization” and “Description of Other Indebtedness” included elsewhere in this offering memorandum and the unaudited pro forma combined financial information and prospective financial information incorporated by reference into this offering memorandum.

Sources	Amount	Uses	Amount
(Amounts in billions)
Available cash(1)	$12	Acquisition consideration(5)	$72
New debt(1)(2)	29	Celgene debt(3)	20
Celgene debt(3)	20	Accelerated share repurchase(6)	5
New Bristol-Myers Squibb equity(4)	36	Other(7)	1
Total Sources	$98	Total Uses	$98

(1)
The aggregate cash portion of the merger consideration to be paid to Celgene shareholders in connection with the Merger is calculated based on a share price of $50.00 per share of Celgene common stock, of which there were 704.8 million shares outstanding as of March 31, 2019.

(2)
Includes proceeds from borrowings under the Merger Term Loan, the proceeds from this offering (without giving effect to the initial purchasers’ discounts and estimated offering expenses and fees), and proceeds from issuances of our commercial paper.

(3)	The Celgene debt is the subject of the Exchange Offers. See “Summary—The Exchange Offer and Consent Solicitation.”

(4)
Calculated based on (i) the assumption that each share of Celgene common stock will be exchanged for one share of common stock of the combined company as a result of the Merger; (ii) the number of outstanding shares of Celgene common stock as of March 31, 2019, of which there were 704.8 million shares; (iii) the number of shares of Celgene common stock issuable under outstanding Celgene equity awards as of March 31, 2019; and (iv) the stock price of the Company’s shares of common stock as of March 31, 2019, which was $47.71 per share.

(5)
Calculated based on (i) the assumption that each share of Celgene common stock will be exchanged for $50.00 of cash and one share of common stock of the combined company; and (ii) the stock price of the Company’s shares of common stock as of March 31, 2019, which was $47.71 per share.

(6)	The accelerated share repurchase is subject to approval by the board of directors of the Company.

(7)	Represents our estimated fees and expenses associated with the Merger, including financing fees, advisor and professional fees, transaction fees and other transaction costs.

The following table sets forth certain metrics relating to our capitalization as of March 31, 2019 on a pro forma as adjusted basis to give effect to this offering and the Merger and the related transactions as if they had occurred on such date. You should read the data set forth in the table below in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes and the unaudited pro forma condensed combined financial statements incorporated by reference in this offering memorandum. The pro forma as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

As of March 31, 2019
(Amounts in billions)
Other Financial Data:
Bristol-Myers Squibb and Celgene Debt	$26
New Debt Issued	$29
Total Debt	$55